EDGAR  EXHIBIT  11

September  27,  2000


Securities  and  Exchange  Commission
Judiciary  Plaza
450  Fifth  Street,  N.W.
Washington,  D.C.  20549

Re:  Exhibit  11
Calvert  Impact  Fund,  Inc.
File  Numbers  811-10045,  333-44064


Ladies  and  Gentlemen:

As counsel to Calvert Impact Fund, Inc., it is my opinion, based upon an examination of the articles of incorporation, amendments, restatements and by-laws and such other original or photostatic copies of fund records, certificates of public officials, documents, papers, statutes, and authorities as I deemed necessary to form the basis of this opinion, that the securities being registered by this Pre-Effective Amendment No. 3 will, when sold, be legally issued, fully paid and non-assessable.

Consent is hereby given to file this Opinion of Counsel with the Securities and Exchange Commission as an exhibit to the Fund's Pre-Effective Amendment No. 3 to the Form N-14.


Sincerely,

/s/  Ivy  Wafford  Duke
Ivy  Wafford  Duke
Associate  General  Counsel